Exhibit 99.2
FINANCIAL GUIDANCE SUMMARY
WebMD Health Corp
2011 Financial Guidance
(in millions, except per share amounts)

	Year Ended
	December 31, 2011
	Guidance Range
Revenue	$610.0	$640.0

Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”) (a)	$215.0	$230.0
Interest, taxes, depreciation, amortization and other non-cash items (b)
Interest income	0.5	0.5
Interest expense	(20.7)	(20.7)
Depreciation and amortization	(30.0)	(28.0)
Non-cash stock-based compensation	(41.0)	(38.0)

Pre-tax income from continuing operations	123.8	143.8

Income tax provision	(52.0)	(60.0)

Income from continuing operations	$71.8	$83.8

Income from continuing operations per share
Basic	$1.21	$1.41

Diluted	$1.16	$1.34

Weighted-average shares outstanding used in computing income from continuing operations per common share:
Basic	59.0	59.0
Diluted	67.0	71.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	Reconciliation of Adjusted EBITDA to consolidated income from continuing operations
The Company expects that its results for the quarter ended March 31, 2011 will exceed First Call consensus analyst estimates of $126.2 million for revenue, $34.0 million for Adjusted EBITDA and $8.9 million for income from continuing operations.
Additional information regarding full year forecast:
-	Income tax rate for 2011 is forecasted to be approximately 42% of pretax income.

-	The distribution of the annual revenue is expected to be approximately 85% public portals advertising and sponsorship and 15% private portal licensing. Quarterly revenue distributions may vary from this annual estimate

-	2011 guidance excludes any gains or losses related to investments / convertible notes.
Additional information regarding full year income per share calculation:
-	Basic income per share: Reflects a reduction to income from continuing operations of $0.6 million to consider the effect of restricted stock.

-	Diluted income per share:
-	The low end of the guidance range reflects an increase to income from continuing operations of $6.1 million for the interest expense (net of tax) on the 2.5% Notes of $6.7 million, offset by $0.6 million to consider the effect of restricted stock. The low end of the guidance range for diluted share count includes the weighted impact of 6 million shares related to the 2.5% Notes.

-	The high end of the guidance range reflects these same items plus an additional increase to income from continuing operations for the interest expense (net of tax) on the 2.25% Notes of $5.2 million. The high end of the guidance range for diluted share count also includes the additional weighted impact of 4 million shares related to the 2.25% Notes.